THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER APPLICABLE SECURITIES LAWS.

SANTA FE GOLD CORPORATION

10% CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE

$ _________	Albuquerque, New Mexico	October ___, 2007

          FOR VALUE RECEIVED, the undersigned, Santa Fe Gold Corporation, a Delaware corporation (the “Company”), with its principal offices located at 1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 promises to pay to the order of __________________________________________________ (the “Holder”) or its assigns, at _____________________________________, the amount of _____________________________DOLLARS ($___________) (the “Original Principal Amount”) in legal and lawful money of the United States of America, together with interest (calculated on the basis of a 360-day year) on the Unpaid Principal Balance (as herein defined) from the date of this note (the “Note”) until maturity at the rate of ten percent (10%) per annum. All past due principal and interest will bear interest at the Maximum Rate (as herein defined).

                    1.      Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

                                        (a)      “Act” means the Securities Act of 1933, as amended.

                                        (b)      “Common Stock” means the shares of common stock, $.002 par value, of the Company.

                                        (c)      “Company” includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

                                        (d)      “Event of Default” means one or more of the following events:

                                                       (1)      Default in the payment of the Unpaid Principal Balance of, or accrued interest on, this Note when due and payable, if such default is not cured by the Company within thirty (30) days after Holder has given the Company written notice of such default; or

                                                       (2)      The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or release under the United States Bankruptcy Code, as amended, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such actions; or

                                                       (3)      If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

                                                       (4)      Any declared default of the Company under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness and such Senior Indebtedness is in fact accelerated by the holder.

                                        (e) “Holder” means any person who shall at the time be the holder of this Note.

                                        (f) “Maximum Rate” means fourteen percent (14%) per annum.

                                        (h) “Senior Indebtedness” means the principal of and unpaid accrued interest on all current and future debt of the Company, (i) that is evidenced by one or more outstanding convertible notes, and that may be issued in connection with additional investment rights issued in private placements completed on March 21, 2006, and September 6, 2006, respectively, as described in the Company’s Registration Statement on Form SB-2, SEC Registration No. 333-141558 and (ii) that may be incurred by the Company for working capital and capital expenditures for development of its mining projects.

                                        (i) “Unpaid Principal Balance” means the Original Principal Amount less (i) any principal amount of this Note converted by Holder into Common Stock and (ii) any principal amount of this Note prepaid or redeemed by the Company.

                    2.      Interest. Interest only on the Unpaid Principal Balance is payable in arrears commencing on _________ __, 20091 and thereafter continuing regularly on the 15th day of each calendar quarter until _________ __, 2012,2 at which time the entire Unpaid Principal Balance, together with all accrued and unpaid interest, shall be immediately due and payable in full. Interest will be computed upon the Unpaid Principal Balance of this Note at the rate stated above to the last day of the month immediately prior to the date of each payment, except for the payment at maturity which will be computed upon the Unpaid Principal Balance of this Note at the rate stated above to the date of payment.

                              No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum lawful rate which the Company may stipulate and agree to pay as determined by a court of competent jurisdiction. If it is so determined that any excess interest is provided for in this Note, the Company shall not be obligated to pay the amount of interest to the extent that it is in excess of the amount permitted by law, and any excess interest paid shall be credited as a payment on the Unpaid Principal Balance of this Note or, if applicable, refunded to the Company.

                    3.      Event of Default. Upon the occurrence of an Event of Default, Holder may, as long as such condition exists, declare the entire Unpaid Principal Balance and unpaid accrued interest thereon immediately due and payable by giving notice in writing to the Company.

___________________________________
1 The first day of the nineteenth (19th) month following the issuance of the Note.
2 The last business day of the 60th month following the issuance of the Note.

                    4.      Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness.

                              If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the Unpaid Principal Balance of, or accrued and unpaid interest on, this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the Unpaid Principal Balance and accrued and unpaid interest thereon (including declaring an Event of Default, acceleration, instituting any legal action or otherwise enforcing its rights with respect to the indebtedness evidenced by this Note), except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the Unpaid Principal Balance and accrued and unpaid interest thereon.

                              Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the Unpaid Principal Balance and unpaid accrued interest thereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

                              Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness) pursuant to the provisions of this Section 4 to receive payment or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

                              By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.

                    5.      Voluntary Conversion; Conversion Procedure. Holder has the unrestricted right, at Holder’s option, to convert, in whole or in part, the Unpaid Principal Balance of this Note, together with all accrued and unpaid interest thereon, into fully paid and nonassessable shares of Common Stock. Subject to the timing restrictions related to a redemption notice given by the Company described in Section 9 hereof, the right to convert may be exercised by Holder at any time after the date hereof up to and including the maturity date of this Note. The number of shares of Common Stock into which this

Note may or will be converted (the “Conversion Shares”) shall be determined by dividing the amount of the Unpaid Principal Balance of this Note and the accrued and unpaid interest sought to be converted by the Conversion Price in effect at the time of such conversion. The initial Conversion Price shall be equal to $1.25. No fractional shares of Common Stock shall be issued on conversion of this Note.

                              In order to voluntarily convert, in whole or in part, the Unpaid Principal Balance of this Note and any accrued and unpaid interest, Holder shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice to the Company of the election to convert this Note and the amount sought to be converted and shall state therein the name or names in which the certificate or certificates for Conversion Shares are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of this Note, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares as of such date.

                              The Company shall, as soon as practicable, at its expense, issue and deliver to Holder a certificate or certificates for the number of Conversion Shares to which Holder shall be entitled as aforesaid.

                              Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, to the extent converted.

                    6.      Automatic Conversion. Without any action by Holder, the Unpaid Principal Balance of this Note, together with all accrued and unpaid interest thereon, shall be automatically converted into shares of Common Stock, at the then applicable conversion price if the reported weighted average closing sales price of the Common Stock on any stock exchange, NASDAQ national market system or NASDAQ OTC exceeds $2.50 per share for 10 consecutive trading days.

                              The Company shall, as soon as practicable, at its expense, issue and deliver to Holder a certificate or certificates for the number of Conversion Shares to which Holder shall be entitled as aforesaid.

                              Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, to the extent converted.

                    7.      Conversion Price Adjustments.

                    In the event the Company should at any time or from time to time after the date hereof fix a record date for the split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock to receive dividends or other distributions payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion on exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of Conversion Shares issuable upon conversion of this Note shall be increased in proportion to such increase or potential increase of outstanding shares of Common Stock.

                         If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

               8.      Reservation of Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Note, in addition to such other remedies as shall be available to the Holder of this Note, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               9.      Redemption.

                                        (a) Redemption. After _________ __, 2010,3 subject to the Holder’s right to convert the Note into shares of Common Stock pursuant to Section 5, upon 30 days prior written notice, the Company may redeem the outstanding principal amount of this Note. Such redemption shall be at a cash price equal to the redemption prices, expressed as a percentage of the Unpaid Principal Balance of this Note, and accrued interest on, this Note:

12 months ending September	Redemption Price

2010	102%

2011	101%

                                        Before any redemption of this Note under the foregoing, the Company shall notify Holder not less than thirty (30) days nor more than sixty (60) days prior to the date fixed by the Company for redemption. The notice shall specify: (i) the Unpaid Principal Balance to be redeemed; (ii) the date fixed for redemption and the interest accrual through such date; (iii) the premium, if any; (iv) that on the date fixed for redemption, the Unpaid Principal Balance to be redeemed and the accrued interest thereon will become due and payable, and that interest thereon will not accrue after that date; (v) the applicable Conversion Price on the date of the notice; and (vi) the location and address of the office of the Company where this Note is required to be presented for redemption.

                                        (b) Right to Convert. A redemption notice given by the Company pursuant to this Section 9 shall not restrict Holder’s conversion rights under this Note either before or after the redemption date; provided, however, Holder may not exercise its conversion rights during the period that is three (3) business days before the date fixed for redemption.

               10.      Certain Notices. In case at any time the Company shall propose to:

                                        (a) declare any cash dividend upon its Common Stock;

                                        (b) declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

                                        (c) reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets to, another corporation or entity; or

                                        (d) voluntarily or involuntarily dissolve, liquidate or wind up the affairs of the Company;

then, in any one or more of said cases, the Company shall give to Holder, by certified mail, (i) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a

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3 36 months after following the issuance of the Note.

record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any such dividend or distribution, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be.

               11.      Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

               12.      Governing Law. This Note is being executed and delivered, and is intended to be performed, in the State of New Mexico. The substantive laws of the State of Delaware and all applicable federal laws shall govern the validity, construction, enforcement and interpretation of this Note.

               13.      Attorney’s Fees. If this Note, or any part of this Note, is placed in the hands of an attorney for collection or is collected through bankruptcy or other judicial proceedings (including any proceedings, state or federal, for the relief of debtors), the Company agrees to pay to Holder reasonable attorneys’ fees and all other costs and expenses incurred in connection with any such collection, suit or proceeding, in addition to the principal and interest then due hereon.

               14.      Waiver. Except as otherwise provided in this Note, the Company and each guarantor, surety, and endorser of this Note, jointly and severally, expressly waive all notices, demands for payment, presentations for payment, notices of acceleration and of intention to accelerate the maturity, protest and notice of protest, as to this Note, and as to each, every and all installments of this Note, and each agrees that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consents to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

                              No waiver by Holder or its assigns of any of its rights and remedies hereunder or under any other document relating to or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Holder or its assigns; no delay or omission in the exercise or enforceability by Holder or its assigns of any rights or remedies shall ever be construed as a waiver of any right or remedy of Holder or its assigns; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Holder or its assigns.

               15.      Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

               16.      Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

               17.      No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

               18.      Headings. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

SANTA FE GOLD CORPORATION

By:  ___________________________________________________________
        W. Pierce Carson, President & Chief Executive Officer